EXHIBIT 10.2

CONFORMED COPY

CASH MANAGEMENT AGREEMENT

Dated as of June 8, 2005

among

CROWN CASTLE TOWERS LLC

CROWN CASTLE SOUTH LLC

CROWN COMMUNICATION INC.

CROWN CASTLE PT INC.

CROWN COMMUNICATION NEW YORK, INC.

CROWN CASTLE INTERNATIONAL CORP. DE PUERTO RICO

as Issuers,

CROWN CASTLE GT HOLDING SUB LLC

CROWN CASTLE ATLANTIC LLC

as Members of Crown Castle GT Company LLC

and Crown Atlantic Company LLC, respectively,

JPMORGAN CHASE BANK, N.A.

as Indenture Trustee

and

CROWN CASTLE USA INC.

as Manager

CASH MANAGEMENT AGREEMENT

CASH MANAGEMENT AGREEMENT (this “Agreement”), dated as of June 8, 2005, among CROWN CASTLE TOWERS LLC, a Delaware limited liability company (the “Issuer Entity”), CROWN CASTLE SOUTH LLC, a Delaware limited liability company, CROWN COMMUNICATION INC., a Delaware corporation, CROWN CASTLE PT INC., a Delaware corporation, CROWN COMMUNICATION NEW YORK, INC., a Delaware corporation, CROWN CASTLE INTERNATIONAL CORP. DE PUERTO RICO, a Puerto Rico corporation (collectively, together with the Issuer Entity, the “Issuers”), CROWN CASTLE GT HOLDING SUB LLC, a Delaware limited liability company, CROWN CASTLE ATLANTIC LLC, a Delaware limited liability company (together with Crown Castle GT Holding Sub LLC, the “Members”), JPMORGAN CHASE BANK, N.A., a national banking association (“Indenture Trustee”), and CROWN CASTLE USA INC., a Delaware corporation (“Manager”).

W I T N E S S E T H:

WHEREAS, pursuant to a certain Indenture, dated as of the date hereof (together with all modifications, substitutions and amendments thereof, the “Indenture”), between the Issuers and the Indenture Trustee, the Issuers have issued Senior Secured Tower Revenue Notes in principal amount of $1,900,000,000 (the “Notes”);

WHEREAS, the Notes are secured by the Collateral;

WHEREAS, pursuant to the Indenture, the Issuers have granted to the Indenture Trustee a security interest in all of the Issuers’ right, title and interest in, to and under the Receipts (as defined in the Indenture), and have assigned and conveyed to the Indenture Trustee all of the Issuers’ right, title and interest in, to and under the Receipts (as defined in the Indenture) due and to become due to the Issuers or to which the Issuers are now or may hereafter become entitled, arising out of the Tower Sites or any part or parts thereof;

WHEREAS, the Asset Entities and Manager have entered into a Management Agreement with respect to the Tower Sites, dated as of the date hereof, pursuant to which Manager has agreed to manage the Tower Sites;

WHEREAS, in order to fulfill all of the Issuers’ obligations under the Indenture, the Issuers and Manager have agreed that all Receipts will be deposited directly into Lock Box Accounts established by the Issuers, and transferred to a Collection Account established under the Indenture by the Issuers, and the Issuer Entity has agreed to cause the Members to pay all distributions made by Crown Atlantic and Crown GT to the Indenture Trustee for deposit in the Collection Account. All funds deposited in the Collection Account will be allocated and/or disbursed in accordance with the terms and conditions hereof and of the Indenture.

NOW, THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Indenture. As used herein, the following terms shall have the following definitions:

“Account Control Agreement” shall mean an account control agreement executed by any Issuer for the benefit of the Indenture Trustee with respect to a Lock Box Account.

“Advance Interest” shall have the meaning ascribed to it in the Servicing Agreement.

“Advance Rents Reserve Deposit” means, collectively, the Annual Advance Rents Reserve Deposit, the Semi-Annual Advance Rents Reserve Deposit and the Quarterly Advance Rents Reserve Deposit.

“Agreement” means this Cash Management Agreement among the Issuers, the Manager, the Members and the Indenture Trustee, as amended, supplemented or otherwise modified from time to time.

“Annual Advance Rents Reserve Deposit” means eleven-twelfths (11/12ths) of the amount of Rent paid pursuant to Space Licenses which require that annual Rent due thereunder be paid in advance in each calendar year; provided, however, if Rents which are required to be delivered as Annual Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late.

“Collateral” as defined in Section 5.01.

“Extraordinary Expenses” means any extraordinary Operating Expense or Capital Expenditure not set forth in the Operating Budget then in effect for the Tower Sites.

“Extraordinary Receipts” means any receipts of the Asset Entities not included within the definition of Operating Revenues under the Indenture, including, without limitation, receipts from litigation proceedings and tax certiorari proceedings.

“Issuer Entity” shall have the meaning ascribed to it in the preamble hereto.

“Issuers” shall have the meaning ascribed to it in the preamble hereto.

“Manager” means Crown Castle USA Inc., a Delaware corporation, together with its successors and permissible assigns.

“Manager Report” shall have the meaning ascribed to it in the Management Agreement.

“Members” shall have the meaning ascribed to it in the preamble hereto.

“Monthly Debt Service Payment Amount” means the monthly payment of interest on the Notes required on each Payment Date during the term of the Notes (excluding Post-ARD Additional Interest).

“Monthly Impositions and Insurance Amount” means the aggregate monthly deposit for the Impositions and Insurance Premiums required pursuant to Section 4.03 of the Indenture.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par (unless the Issuers deposit into the applicable Sub-Account cash in the amount by which the purchase price exceeds par), including those issued by any Servicer or any of its Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the invested sums are required for payment of an obligation for which the related Sub-Account was created and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (i) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (iii) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Notes; provided, however, that the investments described in this clause (iv) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(v) trust funds, trust accounts, or interest-bearing demand or time deposits (including certificates of deposit) which are held in banks rated at least “A’ category by S&P or Moody’s;

(vi) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Notes); provided, however, that the investments described in this clause (v) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(vii) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investments would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the Notes) in its highest long-term unsecured debt rating category; provided, however, that the investments described in this clause (vi) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(viii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Notes) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause (vii) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(ix) units of taxable money market funds or mutual funds—including, without limitation, the JPMorgan Funds or any other mutual fund for which the Indenture Trustee, or any Affiliate of the Indenture Trustee, serves as investment manager, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (i) the Indenture Trustee or an Affiliate of the Indenture Trustee receives fees from such funds for services rendered, (ii) the Indenture Trustee charges and collects fees for services rendered pursuant to the Indenture, which fees are separate from the fees received from such funds and (iii) services performed for such funds and pursuant to this Agreement and the Indenture may at times duplicate those provided to such funds by the Indenture Trustee or its Affiliates—which funds are regulated investment companies, seek to maintain a constant net asset value per share and have the highest rating from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Notes) for money market funds or mutual funds; and

(x) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Indenture Trustee and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Notes by such Rating Agency;

provided, however, that such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment; and provided, further, no obligation or security, other than an obligation or security constituting real estate assets, cash, cash items or Government securities pursuant to Code Section 856(c)(4)(A), shall be a Permitted Investment if the value of such obligation or security exceeds ten percent (10%) of the total value of the outstanding securities of any one issuer.

“Quarterly Advance Rents Reserve Deposit” means two-thirds (2/3rds) of the amount of Rent due and paid pursuant to Space Licenses which require that quarterly Rent due thereunder be paid in advance; provided, however, if Rents which are required to be delivered as Quarterly Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late.

“Semi-Annual Advance Rents Reserve Deposit” means five-sixths (5/6ths) of the amount of Rent due and paid pursuant to Space Licenses which require that semi-annual Rent due thereunder be paid in advance; provided, however, if Rents which are required to be delivered as Semi-Annual Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late.

“Tenant Direction Letter” shall have the meaning ascribed to it in Section 2.02(a).

“UCC” shall have the meaning ascribed to it in Section 5.01(a)(iv).

ARTICLE II

THE ACCOUNTS AND SUB-ACCOUNTS

Section 2.01 Reserved.

Section 2.02 Deposits into Accounts. The Issuers and the Manager represent, warrant and covenant that:

(a) The Asset Entities have notified and directed substantially all (and shall direct any tenants they are or become aware have not been so directed) Tenants under the Space Licenses to send directly to the Lock Box Accounts (in the case of Asset Entities which are Issuers) or to existing lock box accounts (in the case of Asset Entities which are not Issuers) all payments of Receipts and shall not revoke, modify or cancel such directions or cause or direct any Tenant or other Person to pay any Receipts in any other manner). Pursuant to the Account Control Agreements, all available funds on deposit in the Lock Box Accounts shall be transferred to the Indenture Trustee and deposited into the Collection Account on each Business Day. The Indenture Trustee may make withdrawals from the Collection Account in accordance with Section 3.03 of the Indenture. The Issuer Entity and the Members shall cause the Asset Entities that are not Issuers to make monthly distributions into the Collection Account no later than the last Business Day of each month and as otherwise permitted by the operating agreements of such Asset Entities.

(b) If, notwithstanding the provisions of this Section 2.02, the Asset Entities which are Issuers or the Manager receives any Receipts from any Tower Site, or any Extraordinary Receipts, such Asset Entities or the Manager shall deposit such amounts in the applicable Lock Box Account within two (2) Business Days of receipt. Provided no Event of Default has occurred and is then continuing, and except as otherwise set forth in the Indenture, Extraordinary Receipts shall be held and applied as “Rents” in accordance with Article V of the Indenture when and as received.

(c) Prior to the end of each Collection Period, the Issuer Entity (or the Manager on its behalf) shall instruct the Indenture Trustee to deposit the Advance Rents Reserve Deposits received in the Collection Account during each such Collection Period into the Advance Rents Reserve Sub-Account. All such deposits into the Advance Rents Reserve Sub-Account shall be reflected in the Manager Report for the applicable Collection Period.

Section 2.03 Account Name. The Collection Account and Sub-Accounts shall each be in the name of the Indenture Trustee; provided, however, that in the event Indenture Trustee resigns or is replaced pursuant to the terms of the Indenture, the Indenture Trustee shall (with respect to the Accounts other than the Lock Box Accounts), and the Collection Account Bank (with respect to the Collection Account) shall change the name of each Account to the name of the successor indenture trustee.

Section 2.04 Eligible Accounts/Characterization of Accounts. Each Account shall be an Eligible Account. Each Account (other than the Lock Box Accounts, each of which shall be a non-interest bearing demand deposit account) is and shall be treated as a “securities account” as such term is defined in Section 8-501(a) of the UCC. The Indenture Trustee hereby agrees that each item of property (whether investment property, financial asset, securities, securities entitlement, instrument, cash or other property) credited to each Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC. All securities or other property underlying any financial assets credited to each Account (other than cash) shall be registered in the name of the Indenture Trustee, endorsed to the Indenture Trustee or in blank or credited to another securities account maintained in the name of Indenture Trustee and in no case will any financial asset credited to any Account be registered in the name of the Issuer Entity, the Asset Entities, the Members or the Manager payable to the order of the Issuer Entity, the Asset Entities, the Members or the Manager or specially endorsed to the Issuer Entity, the Asset Entities, the Members or the Manager.

Section 2.05 Permitted Investments. Sums on deposit in the Collection Account or the Sub-Accounts shall be invested in Permitted Investments. Except during the existence of an Event of Default, the Manager shall have the right to direct the Indenture Trustee to invest sums on deposit in the Collection Account or the Sub-Accounts in Permitted Investments; provided, however, in no event shall the Manager direct the Indenture Trustee make a Permitted Investment if the maturity date of that Permitted Investment is later than the date on which the invested sums are required for payment of an obligation for which the Account was created. After an Event of Default and during the continuance thereof, Indenture Trustee may invest sums on deposit in the Collection Account and the Sub-Accounts in Permitted Investments. The Issuers hereby irrevocably authorize the Indenture Trustee to apply any interest or income earned from Permitted Investments to the Collection Account and the Sub-Accounts in accordance with the priorities set forth in Section 5.01(a) of the Indenture. The Issuers shall be responsible for payment of any federal, state or local income or other tax applicable to income earned from Permitted Investments. The Collection Account and the Sub-Accounts shall be assigned the federal tax identification number of the Issuer Entity, which number is set forth on the signature page hereof. Any interest, dividends or other earnings which may accrue on the Collection Account or the Sub-Accounts shall be added to the balance in the applicable Account and allocated and/or disbursed in accordance with the terms hereof.

ARTICLE III

DEPOSITS

Section 3.01 Initial Deposits.

(a) The Issuers shall deposit in the Impositions and Insurance Reserve Sub-Account on the date hereof the amount of $24,507,107.

(b) The Issuers shall deposit in the Advance Rents Reserve Sub-Account on the date hereof the amount of $21,865,890.

(c) The Issuers shall deposit in the Cash Trap Reserve Sub-Account on the date hereof the amount of $0.

(d) The Issuers shall deposit in the Environmental Remediation Reserve Sub-Account on the date hereof the amount of $2,500,000.

Section 3.02 Additional Deposits. The Issuers shall make such additional deposits into the Accounts as may be required by the Indenture.

Section 3.03 Application of Funds from the Collection Account. (a) Funds on deposit in the Collection Account shall be applied in accordance with Article V of the Indenture. If there are insufficient funds in the Collection Account for the deposits required by Section 5.01(a), clauses First, Second, Eighth and Ninth of the Indenture on or before the Payment Date when due, the Issuers shall deposit such deficiency into the Collection Account on or before the Business Day preceding such Payment Date. Under no circumstances shall the Indenture Trustee be required to utilize the Cash Trap Reserve to cure any deficiencies in any Sub-Accounts. To the extent sufficient funds are included within the applicable Sub-Accounts (or, if not sufficient, the Issuers deposit any such deficiency pursuant to this Section 3.03(a)) the Issuers shall be deemed to have satisfied the obligations of the Issuers to make the related deposit under the Indenture. The Issuers shall use all disbursements made to them under Sections 5.01(a), clause Eighth solely to pay Operating Expenses in accordance with the Operating Budget.

(c) Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Collection Account, and any Sub-Accounts thereof shall be disbursed to or as directed by Indenture Trustee; provided, however, that any payments on the Notes will be made in accordance with Article V of the Indenture.

(d) On the Closing Date, and no later than three (3) Business Days prior to each Payment Date thereafter, the Manager will provide an estimate to the Indenture Trustee of the Management Fee that will be payable on the related Payment Date. Allocations pursuant to Section 5.01(a), clause Ninth of the Indenture shall be made on the basis of such estimate. If the actual Management Fee payable on any Payment Date is not equal to the amount allocated for the payment thereof pursuant to Section 5.01(a), clause Ninth of the Indenture, then the Management Fee for the Payment Date immediately following final determination of the applicable Management Fee shall be adjusted by an amount equal to the deficiency or surplus, as applicable.

ARTICLE IV

PAYMENT OF FUNDS FROM SUB-ACCOUNTS

Section 4.01 Payments From Accounts and Sub-Accounts.

(a) Impositions and Insurance Reserve Sub-Account. The Indenture Trustee shall withdraw amounts on deposit in the Impositions and Insurance Reserve Sub-Account and distribute such amounts as are required to be distributed pursuant to Section 4.03 of the Indenture.

(b) Cash Trap Reserve Sub-Account. The Indenture Trustee shall withdraw amounts on deposit in the Cash Trap Reserve Sub-Account and distribute such amounts as are required to be distributed pursuant to Section 4.06 of the Indenture.

(c) Advance Rents Reserve Sub-Account. The Indenture Trustee shall cause amounts deposited into the Advance Rents Reserve Sub-Account to be released to the Collection Account on each Payment Date based upon a ratable allocation of such Advance Rents Reserve Deposit over the period for which the Annual Advance Rents Reserve Deposit (i.e., one-eleventh (1/11th) per month over the succeeding eleven (11) months), the Semi-Annual Advance Rents Reserve Deposit (i.e., one-fifth (1/5th) per month over the succeeding five (5) months), and the Quarterly Advance Rents Reserve Deposit (i.e., one-half (1/2) per month over the succeeding two (2) months) have been paid which such amounts shall be allocated and disbursed in accordance with Section 5.01(a) of the Indenture; provided, however, if Rents which are required to be delivered as Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made for allocating such Rents over the period for which such deposits are required, taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late.

(d) The Indenture Trustee shall withdraw amounts on deposit in the Environmental Remediation Reserve Sub-Account and distribute such amounts as are required to be distributed pursuant to Section 4.05 of the Indenture.

Section 4.02 Sole Dominion and Control. Each Issuer, on its own behalf, and the Issuer Entity and each Member, on behalf of the Asset Entities which are not Issuers, acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of the Indenture Trustee, its authorized agents or designees, (and other than the Lock Box Accounts which are subject to the Account Control Agreements) subject to the terms hereof. None of the Issuer Entity, the Asset Entities, the Members or the Manager shall have any right of withdrawal with respect to any Account except with the prior written consent of Indenture Trustee. Each Issuer acknowledges and agrees that any agent designated by the Indenture Trustee shall comply with all “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) and instructions originated by the Indenture Trustee without further consent by any Issuer or any other Person.

ARTICLE V

PLEDGE OF ACCOUNTS

Section 5.01 Security for Obligations. (a) To secure the full and punctual payment and performance of all Obligations of the Issuers under the Notes, the Indenture, this Agreement and all other Transaction Documents, the Issuers and the Members hereby grant to the Indenture Trustee a first priority continuing security interest in and to the following property of the Issuers and the Members, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Collateral”):

(i) the Accounts and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, including, without limitation, all deposits or wire transfers made to the Collection Account, the Lock Box Accounts, and each of the Sub-Accounts;

(ii) any and all amounts invested in Permitted Investments;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(iv) to the extent not covered by clauses (i), (ii) or (iii) above, all “proceeds” (as defined under the Uniform Commercial Code as in effect in the State of New York (the “UCC”)) of any or all of the foregoing.

(b) The Indenture Trustee, shall have with respect to the Collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC, as if such rights and remedies were fully set forth herein.

Section 5.02 Rights on Default. Upon the occurrence and during the continuance of an Event of Default, without notice from the Indenture Trustee, (a) neither the Issuers nor the Manager shall have any further right in respect of (including, without limitation, the right to instruct the Indenture Trustee to transfer from) the Accounts, (b) the Indenture Trustee (solely at the direction of the Servicer) may liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as the Servicer may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable the Indenture Trustee to exercise and enforce the Indenture Trustee’s rights and remedies hereunder with respect to any Collateral, and (c) the Indenture Trustee (solely at the direction of the Servicer) may apply any Collateral to any Obligations in such order of priority as the Indenture may determine; provided, however, that any such payments on the Notes will be made in accordance with Article V of the Indenture.

Section 5.03 Financing Statement; Further Assurances. The Issuers hereby authorize the Servicer to file a financing statement or statements in connection with the Collateral to properly perfect the Indenture Trustee’s security interest therein to the extent a security interest in the Collateral may also be perfected by filing. Each Issuer and each Member agrees that at any time and from time to time, at the expense of the applicable Issuer or Member, such Issuer or Member will promptly execute and deliver all further instruments and documents, and take (or authorize the taking of) all further action, that may be reasonably necessary or desirable, or that the Servicer may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Indenture Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. In the event of any change in name, identity or structure of any Issuer or Member, the Issuer Entity shall notify the Indenture Trustee thereof and such Issuer or Member hereby authorizes the Indenture Trustee to file and record such UCC financing statements (if any) as are reasonably necessary to maintain the priority of Indenture Trustee’s lien upon and security interest in the Collateral, and shall pay all expenses and fees in connection with the filing and recording thereof.

Section 5.04 Termination of Agreement. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until payment and performance in full of the Obligations. Upon payment and performance in full of the Obligations, in accordance with their stated terms, this Agreement shall terminate and the Issuers and Members shall be entitled to the return, at their expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof, and the Indenture Trustee shall execute such instruments and documents as may be reasonably requested by the Issuer Entity to evidence such termination and the release of the lien hereof.

Section 5.05 Representations of the Issuers and Members. Each Issuer makes the following representations:

(a) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Indenture Trustee, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from such Issuer or Member.

(b) The Issuers and the Members own and have good and marketable title to the Collateral free and clear of any lien, claim or encumbrance of any Person except as created under this Agreement.

(c) Other than the security interest granted to the Indenture Trustee pursuant to this Agreement, neither the Issuers nor the Members have pledged, assigned, sold, granted a security interest in, or otherwise conveyed the Collateral. The Issuers have received all consents and approvals required by the terms of the Collateral to the transfer to the Indenture Trustee of their interest and rights in the Collateral hereunder.

(d) The Accounts (other than the Lock Box Accounts which are subject to Account Control Agreements) are not in the name of any person other than the Indenture Trustee.

(e) No Issuer or Member has authorized the filing of any financing statements against itself, and no financing statements have been filed against any Issuer or Member, that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Indenture Trustee hereunder or that has been terminated. No Issuer or Member is aware of any financing statement authorized by, or filed against, any Asset Entity which is not an Issuer other than (i) financing statements terminated on or prior to the effectiveness of this Agreement and (ii) a financing statement filed October 1, 2001 with the Delaware Secretary of State naming Cummings Properties, LLC as secured party and Crown Atlantic Company, LLC as debtor. There are no judgments or tax lien filings against the Issuers, the Members or the Asset Entities which are not Issuers.

Section 5.06 Covenants of the Issuer Entity. (a) With regard to the Annual Advance Rents Reserve Deposit, the Issuer Entity shall cause the Asset Entities to provide the Indenture Trustee and the Servicer with bills or a statement of amounts due for such calendar year pursuant to such Space Licenses on or before the fifteenth (15th) day prior to the commencement of the applicable calendar year which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required by the Indenture Trustee and the Servicer to establish the amounts required to be deposited into the Advance Rents Reserve Sub-Account.

(b) With respect to the Quarterly Advance Rents Reserve Deposit, the Issuer Entity shall cause the Asset Entities to provide the Indenture Trustee and the Servicer with bills or a statement of amounts due for such calendar quarter pursuant to such Space Licenses on or before the fifteenth (15th) day prior to the commencement of the applicable calendar quarter which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required by the Indenture Trustee to establish the amounts required to be deposited into the Advance Rents Reserve Sub-Account.

(c) With regard to the Semi-Annual Advance Rents Reserve Deposit, the Asset Entities shall provide the Indenture Trustee and the Servicer with bills or a statement of amounts due for such biannual calendar period pursuant to such Space Licenses on or before the fifteenth (15th) day prior to the commencement of the applicable biannual calendar period which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required by the Indenture Trustee and the Servicer to establish the amounts required to be deposited into the Advance Rents Reserve Sub-Account.

ARTICLE VI

RIGHTS AND DUTIES OF INDENTURE TRUSTEE

Section 6.01 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof or as otherwise expressly provided herein, the Indenture Trustee shall not have any duty as to any Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any Person or otherwise with respect thereto. The Indenture Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Indenture Trustee accords its own property, it being understood that the Indenture Trustee shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in value thereof, by reason of the act or omission of the Indenture Trustee, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from the Indenture Trustee’s gross negligence or willful misconduct. The standards of care, limitation on liability and rights to indemnities set forth in Article XI of the Indenture shall apply to the duties and obligations of the Indenture Trustee hereunder.

Section 6.02 Indemnity. The Indenture Trustee, in its capacity as such hereunder, shall be responsible for the performance only of such duties as are specifically set forth herein, and no duty shall be implied from any provision hereof. The Indenture Trustee shall not be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. The Issuers shall indemnify and hold the Indenture Trustee, its employees and officers harmless from and against any loss, liability, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Indenture Trustee in connection with the transactions contemplated hereby, except to the extent that such loss or damage results from the Indenture Trustee’s gross negligence or willful misconduct. The foregoing indemnity shall survive the termination of this Agreement.

Section 6.03 Indenture Trustee Appointed Attorney-In-Fact. Upon the occurrence and during the continuance of an Event of Default, the Issuers and the Members hereby irrevocably constitute and appoint the Indenture Trustee as the true and lawful attorney-in-fact of the Issuers and the Members, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of the Issuers and the Members with respect to the Collateral, and do in the name, place and stead of the Issuers and the Members, all such acts, things and deeds for and on behalf of and in the name of the Issuers and the Members, which the Issuers are required to do hereunder or under the other Transaction Documents or which the Indenture Trustee may deem reasonably necessary or desirable to more fully vest in the Indenture Trustee the rights and remedies provided for herein and to accomplish the purposes of this Agreement including, without limitation, the filing of any UCC financing statements or continuation statements in appropriate public filing offices on behalf of the Issuers and the Members, in any of the foregoing cases, upon the Issuers’ or the Members’ failure to take any of the foregoing actions within fifteen (15) days after notice from the Indenture Trustee. The foregoing powers of attorney are irrevocable and coupled with an interest.

Section 6.04 Acknowledgment of Lien/Offset Rights. The Indenture Trustee hereby acknowledges and agrees with respect to the Accounts that (a) the Collection Account and the Sub-Accounts shall be in the name of the Indenture Trustee, (b) all funds held in the Accounts shall be held for the benefit of the Indenture Trustee as secured party, (c) the Issuers have granted to the Indenture Trustee, on behalf of the Note Owners, a first priority security interest in the Collateral, (d) the Indenture Trustee shall not disburse any funds from the Accounts except as provided herein and in the Indenture, and (e) the Indenture Trustee shall invest and reinvest any balance of the Collection Account or Sub-Accounts in Permitted Investments in accordance with Section 2.05 hereof. The Indenture Trustee hereby waives any right of offset, banker’s lien or similar rights against, or any assignment, security interest or other interest in, the Collateral.

Section 6.05 Reporting Procedures. The Indenture Trustee shall provide the Issuer Entity, the Asset Entities and the Manager with a record of all checks and any other items deposited to the Collection Account or processed for collection. The Indenture Trustee shall make available a daily credit advice to the Issuer Entity, the Asset Entities and the Manager, which credit advice shall specify the amount of each receipt deposited into the Collection Account on such date. The Indenture Trustee shall send a monthly report to the Issuer Entity, the Asset Entities and the Manager which monthly report shall specify the credits and charges to the Collection Account for the previous calendar month.

ARTICLE VII

RESERVED

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Transfers and Other Liens. Each Issuer and Member agrees that it will not (i) sell or otherwise dispose of any of the Collateral or (ii) create or permit to exist any Lien upon or with respect to all or any of the Collateral, except for the Lien granted under this Agreement or the Transaction Documents.

Section 8.02 Indenture Trustee’s Right to Perform the Obligations of the Issuers; No Liability of Indenture Trustee. If the Issuers or the Members fail to perform any of the covenants or obligations contained herein, and such failure shall continue for a period ten (10) Business Days after the Issuer Entity’s receipt of written notice thereof from the Indenture Trustee, the Indenture Trustee may itself perform, or cause performance of, such covenants or obligations, and the reasonable expenses of the Indenture Trustee incurred in connection therewith shall be payable by the Issuers and the Members to the Indenture Trustee. Notwithstanding the Indenture Trustee’s right to perform certain obligations of the Issuers and the Members, it is acknowledged and agreed that the Issuers retain control of their Tower Sites and operation thereof and notwithstanding anything contained herein or the Indenture Trustee’s exercise of any of its rights or remedies hereunder, under the Transaction Documents or otherwise at law or in equity, the Indenture Trustee shall not be deemed to be a mortgagee-in-possession and shall not be subject to any liability with respect to the Tower Sites or otherwise based upon any claim of lender liability.

Section 8.03 No Waiver. The rights and remedies provided in this Agreement and the other Transaction Documents are cumulative and may be exercised independently or concurrently, and are not exclusive of any other right or remedy provided at law or in equity. No failure to exercise or delay by the Indenture Trustee in exercising any right or remedy hereunder or under the Transaction Documents shall impair or prohibit the exercise of any such rights or remedies in the future or be deemed to constitute a waiver or limitation of any such right or remedy or acquiescence therein. Every right and remedy granted to the Indenture Trustee hereunder or by law may be exercised by the Indenture Trustee at any time and from time to time, and as often as the Indenture Trustee may deem it expedient. Any and all of the Indenture Trustee’s rights with respect to the lien and security interest granted hereunder shall continue unimpaired, and the Issuers and the Members shall be and remain obligated in accordance with the terms hereof, notwithstanding (a) any proceeding of the Issuers and/or the Members under the Federal Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state, (b) the release or substitution of Collateral at any time, or of any rights or interests therein or (c) any delay, extension of time, renewal, compromise or other indulgence granted by the Indenture Trustee in the event of any default, with respect to the Collateral or otherwise hereunder. No delay or extension of time by the Indenture Trustee in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon the Issuers or Members by the Indenture Trustee, shall constitute a waiver thereof, or limit, impair or prejudice the Indenture Trustee’s right, without notice or demand, to take any action against the Issuers and the Members or to exercise any other power of sale, option or any other right or remedy.

Section 8.04 Expenses. The Collateral shall secure, and the Issuers and the Members shall pay to the Indenture Trustee in accordance with the time frames set forth in the Indenture, from time to time, all costs and expenses for which the Issuers are liable under the Indenture and as follows:

(a) The Issuers and the Members agree to compensate the Indenture Trustee for performing the services described herein pursuant to the Fee Agreement that is attached hereto and made a part hereof as Exhibit A.

(b) The Indenture Trustee shall debit the Collection Account by the amount of its fees under advice on a monthly basis or shall include its fees in an account analysis statement, in accordance with the Indenture.

(c) If insufficient funds are available to cover the amounts due under this Section 8.04, the Issuers shall pay such amounts to the Indenture Trustee in immediately available funds within five (5) Business Days of demand by the Indenture Trustee.

Section 8.05 Amendment. This Agreement may not be changed, terminated or otherwise varied, except by a writing duly executed by the parties.

Section 8.06 No Waiver. No waiver of any term or condition of this Agreement, whether by delay, omission or otherwise, shall be effective unless in writing and signed by the party sought to be charged, and then such waiver shall be effective only in the specific instance and for the purpose for which given.

Section 8.07 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

Section 8.08 Notices. All notices, demands, requests, consents, approvals and other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing and delivered to the parties at the addresses and in the manner provided in Section 15.04 of the Indenture.

Section 8.09 Captions. All captions in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.

Section 8.10 Governing Law. This Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of New York without regard to conflicts of law principles of such State.

Section 8.11 Counterparts. This Agreement may be executed in any number of counterparts.

Section 8.12 Inconsistencies. To the extent the terms of this Agreement are inconsistent with the terms of the Indenture, the terms of the Indenture shall prevail.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ISSUERS:

CROWN CASTLE TOWERS LLC
CROWN CASTLE SOUTH LLC
CROWN COMMUNICATION INC.
CROWN CASTLE PT INC.
CROWN COMMUNICATION NEW YORK, INC.
CROWN CASTLE INTERNATIONAL CORP. DE PUERTO RICO

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	Vice President

Tax Payer ID #: 20-2968016 74-29113900 23-2917649 75-2801242 23-2936278 76-0506453

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INDENTURE TRUSTEE:

JPMORGAN CHASE BANK, N.A., a national banking association

By:	/s/ Melissa J. Adelson
Name:	Melissa J. Adelson
Title:	Vice President

MANAGER:

CROWN CASTLE USA INC., a Delaware corporation

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	Vice President

MEMBERS:

CROWN CASTLE GT HOLDING SUB LLC, a Delaware limited liability company

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	Vice President

CROWN CASTLE ATLANTIC LLC, a Delaware limited liability company

By:	/s/ Jay Brown
Name:	Jay Brown
Title:	Vice President